For immediate release
For more information, contact:
Media, Janice Aston White, 713-307-8780
Investors, Rusty Fisher, 713-307-8770
Endeavour announces
2006 second quarter results
Houston, TX — August 2, 2006 — Endeavour International Corporation (AMEX:END) today reported a 2006 second quarter loss of $10.4 million or $0.13 per diluted share as compared to earnings of $11.3 million or $0.13 per diluted share in the same quarter in 2005. The second quarter of 2006 included unrealized losses of $3.3 million related to the mark-to-market accounting for oil and gas derivative transactions entered into as a result of the pending acquisition of Talisman Expro Limited. The second quarter of 2005 reflected a gain on the sale of oil and gas interests of $14.9 million. Revenues for second quarter 2006 were $7.6 million as compared to $9.1 million during the same period in 2005. Production for the quarter was 135,000 barrels of oil equivalent (BOE) at an average price of $56.56 per BOE. This compares to production of 184,000 BOE at an average price of $49.44 per BOE for the same period in 2005.
“The quarter was highlighted by two transforming events that represent a significant step forward in the execution of our strategic plan. We reported our first exploratory success with the Cygnus 44/12-2 well in the Southern Gas Basin from our expanding and improving prospect portfolio. This milestone was followed with the announcement of our planned acquisition of interests in seven producing fields in the UK sector of the North Sea that will provide additional production and free cash flow to support ongoing exploration and development activities,” said William L. Transier, co-chief executive officer. “Offsetting these results was a decline in production for the quarter which, although projected, was greater than expected due to operational issues.”
“The high-quality assets being acquired from Talisman are located where we have developed a strong acreage position and understanding of the geological plays and petroleum systems of the area,” added John N. Seitz, co-chief executive officer. “We gain not only cash flow from production to underpin our exploration efforts but also the opportunity to create additional value through incremental exploration and exploitation initiatives. We are also pleased that we have secured rigs in both the UK and Norway that will assure our ability to test our exploration inventory through 2007 and into 2008.”
Significant events during the second quarter include:
•	Successful testing of a gas discovery with significant potential upside in the Southern Gas Basin — Pre-development studies are continuing for the Cygnus gas discovery located on Block 44/12. The discovery well was drilled to a total depth of 11,870 feet measured depth (11,564 feet true vertical depth) encountering a number of gas bearing zones in the Rotliegendes and Carboniferous intervals.

•	Agreement to purchase United Kingdom assets with current daily production of 9,100 BOE — Endeavour has agreed to purchase Talisman Expro Limited, which holds interests in seven producing fields in the Central Graben region of the UK sector of the North Sea. The transaction is expected to close in the fourth quarter following approvals by governmental regulatory authorities and third party consents.

•	Decline in production quarter over quarter — The majority of the decline was attributable to an expected drop from peak production levels at two newly developed wells brought on stream last year. Production was also adversely impacted by delayed development activities, temporary mechanical shutdowns of facilities and a 14-day labor strike during the quarter.

•	Preparation for continued exploratory drilling in second half of the year — The next well to be drilled as part of the company’s ongoing exploration campaign is the Columbus well in Block 23/16f which is anticipated to spud in mid-to-late October. The well will test a Paleocene geologic target. Endeavour currently holds a 50 percent working interest and will serve as operator for the well that is expected to take 30-40 days to drill and evaluate.

•	Completion of the Enoch field acquisition — The purchase of an eight percent interest in the Enoch Field currently under development has been completed. Drilling of a single long-reach horizontal producing well will begin in August and other development plans are well underway. Production from the project is expected to begin about year end. The company’s net share of production is expected initially to be approximately 1,000 barrels of oil per day.

•	Participation in the 24th UK Seaward Licensing Round — For the third year, Endeavour was active and submitted applications in the annual offshore licensing round held by the Department of Trade and Industry. Applications for the round hit a 35-year high with 121 firms applying for 147 blocks in response to new governmental initiatives introduced to encourage investment in the North Sea. The round included 80 previously licensed blocks that were inactive and released through the government’s fallow acreage initiative. The DTI is expected to announce the results of this round in September.
Earnings Conference Call Tomorrow, Thursday, August 3 at 9:00 A.M. CDST (10:00 A.M. EDST)
Endeavour will host an analyst conference call tomorrow, Thursday, August 3 at 9:00 a.m. Central Daylight Saving Time (10:00 a.m. Eastern Daylight Saving Time) to discuss 2006 second quarter earnings. To participate and ask questions during the conference call, dial 1-800-817-2743 (U.S., toll-free) or 913-981-4915 (international), pass code: 4097352. To listen only to the live audio web cast via the Internet, access Endeavour’s internet home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Saving Time on August 3 through 12:00 p.m. Central Daylight Saving Time on August 10, by dialing toll free 1-888-203-1112 (U.S.) or 719-457-0820 (international), pass code: 4097352.
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Endeavour International Corporation
Comparative Condensed Statements of Operations
(Amounts in Thousands, Except per Share Data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Revenues	$7,645	$9,091	$16,121	$16,793

Cost of Operations:
Operating expenses	3,011	2,958	5,156	5,374
Depreciation, depletion and amortization	2,231	2,243	4,527	4,461
Impairment of oil and gas properties	—	—	849	—
Equity loss from entities with oil and gas properties	—	—	—	79
General and administrative	5,298	4,373	10,749	8,525

Total Expenses	10,540	9,574	21,281	18,439

Loss From Operations	(2,895)	(483)	(5,160)	(1,646)

Other (Income) Expense:
Interest income	(548)	(626)	(1,169)	(944)
Interest expense	1,179	1,182	2,343	1,965
(Gain) loss on sale of oil and gas interests	—	(14,944)	—	(14,944)
Other (income) expense	3,833	(237)	4,082	(661)

Total Other (Income) Expense	4,464	(14,625)	5,256	(14,584)

Income (Loss) Before Minority Interest	(7,359)	14,142	(10,416)	12,938
Minority Interest	—	—	—	(470)

Income (Loss) Before Income Taxes	(7,359)	14,142	(10,416)	12,468
Income Tax Expense	2,991	2,885	6,832	3,864

Net Income (Loss)	(10,350)	11,257	(17,248)	8,604
Preferred Stock Dividends	39	39	79	79

Net Income (Loss) to Common Stockholders	$(10,389)	$11,218	$(17,327)	$8,525

Net Income (Loss) Per Common Share:
Basic	$(0.13)	$0.15	$(0.22)	$0.12

Diluted	$(0.13)	$0.13	$(0.22)	$0.11

Weighted Average Number of Common Shares Outstanding:
Basic	79,036	74,159	78,687	73,786

Diluted	79,036	93,095	78,687	76,094

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	June 30, 2006	December 31, 2005

Assets
Current Assets:
Cash and cash equivalents	$38,581	$76,127
Accounts receivable	6,267	4,876
Prepaid expenses and other current assets	28,697	8,070

Total Current Assets	73,545	89,073

Property and Equipment, Net	87,655	59,084
Goodwill	27,795	27,795
Other Assets	8,772	11,014

Total Assets	$197,767	$186,966

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$10,426	$18,194
Accrued expenses and other	35,556	21,240

Total Current Liabilities	45,982	39,434

Long-Term Debt	81,250	81,250
Deferred Taxes	22,586	19,185
Other Liabilities	9,090	6,753

Total Liabilities	158,908	146,622

Stockholders’ Equity	38,859	40,344

Total Liabilities and Stockholders’ Equity	$197,767	$186,966

Endeavour International Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Six Months Ended June 30,

	2006	2005

Cash Flows from Operating Activities:
Net income (loss)	$(17,248)	$8,604
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	4,527	4,461
Impairment of oil and gas properties	849	—
Deferred tax expense (benefit)	1,549	(341)
Unrealized loss on derivative instruments	3,302	—
Amortization of non-cash compensation	6,038	3,482
Fair market value adjustment of stock options	—	(392)
Gain on sale of assets	—	(14,944)
Other	276	915
Changes in assets and liabilities	(13,211)	7,504

Net Cash Provided by (Used in) Operating Activities	(13,918)	9,289

Cash Flows From Investing Activities:
Capital expenditures	(21,627)	(10,179)
Acquisitions, net of cash acquired	(11,634)	(1,437)
Proceeds from sale of assets	—	19,465
Other investing	3,650	(2,032)

Net Cash Provided by (Used in) Investing Activities	(29,611)	5,817

Cash Flows From Financing Activities:
Net proceeds from borrowings	—	77,244
Proceeds from warrant and stock option exercises	3,210	669
Financing costs paid	—	(3,648)
Other financing	—	(70)

Net Cash Provided by Financing Activities	3,210	74,195

Net Increase (Decrease) in Cash and Cash Equivalents	(40,319)	89,301
Effect of Foreign Currency Changes on Cash	2,773	(2,168)
Cash and Cash Equivalents, Beginning of Period	76,127	8,975

Cash and Cash Equivalents, End of Period	$38,581	$96,108